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                                                                  Exhibit (d)(1)


                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                  RIGHTS AND LIMITATIONS OF SERIES A CUMULATIVE
                                 PREFERRED STOCK

                                       of

                               FEDDERS CORPORATION
                           (Par Value $.01 Per Share)


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

            The undersigned, Kent E. Hansen, certifies that he is the Executive Vice President and Secretary of Fedders Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, AND DOES HEREBY CERTIFY:

            That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on October 1, 2002, adopted the following resolution creating a series of Two Million One Hundred Thousand (2,100,000) shares of Preferred Stock designated as Series A Cumulative Preferred Stock:

            RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Cumulative Preferred Stock" and the number of shares constituting such series shall be Two Million One Hundred Thousand (2,100,000).

            Section 2. Dividends and Distributions.


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            (A) The holders of shares of Series A Cumulative Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative preferred dividends at $2.15 per share, per annum, payable quarterly. Such cumulative preferred dividends shall be payable at a rate of $0.5375 per share, per quarter, beginning on March 1, 2003 and then on each June 1, September 1 and December 1, and March 1 of each year thereafter or if any such day is not a business day, on the next succeeding business day, (each such date being referred to herein as a "Dividend Payment Date"), to the holders of record as they appear in the stockholder record books of the Corporation at the close of the applicable record date, which shall be the date designated by the board of directors for the payment of dividends, that is not more than 30 nor less than 15 days prior to the applicable Dividend Payment Date (a "Record Date"). Cash dividends paid by the Corporation from time to time will be applied to unpaid dividends in the order in which such dividends accrued. Accrued and unpaid dividends, if any, will not bear interest or bear dividends thereon.

            (B) To the extent not paid pursuant to Section 2(A) above, dividends on the Series A Cumulative Preferred Stock shall accumulate whether or not the Corporation has sufficient cash, earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared.

            (C) Unless full cumulative preferred dividends on all outstanding shares of Series A Cumulative Preferred Stock for all past dividend periods (including all accrued and unpaid dividends) shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities (as defined below); (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange or conversion for shares of other Junior Securities (or purchases, redemptions or other acquisitions of Junior Securities of former employees)) by the Corporation or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities.

            Section 3. Voting Rights.

            (A) Except as set forth in this Section 3 or as required by law, the holders of shares of Series A Cumulative Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.


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            (B) The Corporation will not, without the affirmative vote or consent of the holders of two-thirds (2/3) of the shares of the Series A Cumulative Preferred Stock then outstanding:

                  (i) amend or alter its Certificate of Incorporation or By-laws in any manner that materially adversely affects the powers, preferences or special rights of the holders of Series A Cumulative Preferred Stock,

                  (ii) create, authorize or issue any class or series of stock of the Corporation ranking as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, senior to the Series A Cumulative Preferred Stock;

                  (iii) amend or alter this Certificate of Designation in any manner that materially adversely affects the rights of any of the holders of Series A Cumulative Preferred Stock, except as permitted by Section 3(C) below;

                  (iv) waive any compliance with any provision of this Certificate of Designation; or

                  (v) make any change in the amendment provisions set forth in this Certificate of Designation.

            (C) Notwithstanding anything herein to the contrary, the Corporation in its sole discretion may without the vote of any holders of Series A Cumulative Preferred Stock:

                  (i) increase the amount of authorized and issued Series A Cumulative Preferred Stock;

                  (ii) create, authorize or issue any class or series of stock of the Corporation ranking as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, pari passu to the Series A Cumulative Preferred Stock; and

                  (iii) amend or supplement this Certificate of Designation to cure any ambiguity, defect or inconsistency or to make any change that would provide any additional rights or benefits to the


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      holders of Series A Cumulative Preferred Stock or that does not adversely affect the legal or economic rights under this Certificate of Designation of any such holder.

            (D) (i) If at any time dividends on any Series A Cumulative Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Cumulative Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Cumulative Preferred Stock with dividends in arrears in an amount equal to six
(6) quarterly dividends thereon, voting as a class, shall have the right to elect two (2) additional directors.

                (ii) During any default period, such voting right of the holders of Series A Cumulative Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(D) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of fifty-one (51%) in number of shares of Series A Cumulative Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Cumulative Preferred Stock of such voting right. At any meeting at which the holders of Series A Cumulative Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to make such increase in the number of directors as shall be necessary to permit the election by them of up to two (2) additional directors. After the holders of the Series A Cumulative Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Cumulative Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Cumulative Preferred Stock.

                (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right


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      to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than thirty percent (30%) of the total number of shares of Series A Cumulative Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Cumulative Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series A Cumulative Preferred Stock are entitled to vote pursuant to this Paragraph (D)(iii) shall be given to each holder of record of Series A Cumulative Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or in the case of a default in the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than thirty percent (30%) of the total number of shares of Series A Cumulative Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (D)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the entire board of directors until the holders of Series A Cumulative Preferred Stock, voting as a class, shall have exercised their right to elect two (2) additional directors, after the exercise of which right (x) the directors so elected by the holders of Series A Cumulative Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (D)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (D) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.


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                  (v) Immediately upon the expiration of a default period, (x)
      the right of the holders of Series A Cumulative Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Cumulative Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or By-laws irrespective of any increase made pursuant to the provisions of Paragraph
      (D)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or By-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

            Section 4. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation (the date of such occurrence, the "Liquidation Date"), the Corporation shall out of the assets of the Corporation available for distribution in respect of its stock, make the following payments in respect of its stock:

                  (i) first, payments due in connection with any class or series of stock of the Corporation, if any, ranking senior to the Series A Cumulative Preferred Stock on the Liquidation Date (the "Senior Securities"), including any accrued and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

                  (ii) second, on a pro rata basis, payments (i) on shares of the Series A Cumulative Preferred Stock equal to $25.00 per share of Series A Cumulative Preferred Stock (the "Liquidation Preference"), plus, without duplication, all accrued and unpaid dividends, if any, and (ii) due in connection with any class or series of stock of the Corporation, if any, ranking pari passu to the Series A Cumulative Preferred Stock on the Liquidation Date (the "Parity Securities"); and

                  (iii) third, payments on any class or series of stock of the Corporation, if any, ranking junior to the Series A Cumulative Preferred Stock (the "Junior Securities"), including, without limitation, any class or series of Common Stock of the Corporation.


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After payment in full in cash of the Liquidation Preference and all accrued and unpaid dividends, if any, to which the holders of Series A Cumulative Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of all amounts due in connection with any Senior Securities, the amounts payable with respect to the Series A Cumulative Preferred Stock and all other Parity Securities are not paid in full, the holders of Series A Cumulative Preferred Stock and holders of the Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accrued and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in stock of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution, winding up of the business of the Corporation or reduction or decrease in stock of the Corporation.

            Section 5. Conversion Rights. The holders of the Series A Cumulative Preferred Stock shall not have any rights with respect to conversion of the Series A Cumulative Preferred Stock.


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            IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this day of October __, 2002.

                                    FEDDERS CORPORATION



                                    By: /s/ Kent E. Hansen
                                       ___________________________
                                    Name:  Kent E. Hansen
                                    Title: Executive Vice
                                           President and Secretary